UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2011

GLOBAL PARI-MUTUEL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32509	88-0396452
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Fifth Avenue, Suite 810, New York, New York		10110
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (917) 338-7301

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 1, 2011, Global Pari-Mutuel Services, Inc., a Nevada corporation (the “Company”), issued a press release announcing that it has entered into a non-binding letter of intent with respect to the proposed sale (the “Proposed Sale”) by the Company of its wholly-owned subsidiaries, Royal Turf Club, Inc., a Nevada corporation (“RTCN”), and Royal Turf Club Limited, a St. Kitts and Nevis entity (“RTCSK”), to a group led by James A. Egide, the Company’s founder, former chief executive officer and a current director (the “Acquiror”).  Under the terms of the Proposed Sale, the equity holders of the Acquiror would exchange an aggregate of 9,007,613 shares of the Company’s common stock held by them for (i) 100% of the outstanding capital stock of RTCN and RTCSK and (ii) $1,000,000 in cash, $200,000 of which would be payable upon the closing of the Proposed Sale and $800,000 of which would be payable in four equal installments on the first business day of each of the first four calendar months following the month in which the closing of the Proposed Sale occurs.  There can be no assurance that the Proposed Sale will be consummated on the foregoing terms or at all.

The Company also announced its intent to change its state of incorporation from Nevada to Delaware, to move from a calendar year-end based fiscal year, to a fiscal year ending September 30, beginning in 2011 and that it had opened a new office in Guernsey (Channel Islands) to serve as the operations and technology center for its new growth-oriented business initiatives as part of its global restructuring.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	99.1	Press Release dated March 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2011	GLOBAL PARI-MUTUEL SERVICES, INC.

	By:	/s/ R. Jarrett Lilien
		Name:	R. Jarrett Lilien
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 1, 2011.